EXHIBIT 99

RE: Hardinge, Inc.
One Hardinge Drive
Elmira, NY 14902
(Nasdaq: HDNG)

AT THE COMPANY:	AT FRB | WEBER SHANDWICK:
Richard L. Simons	Kerry Thalheim	John McNamara
Exec VP & CFO	General Inquiries	Analyst Inquiries
(607) 378-4202	(212) 445-8437	(212) 445-8435

For Immediate Release

Friday, August 1, 2003

HARDINGE REPORTS INCREASED SECOND QUARTER PROFIT OF $.07 PER SHARE

•      John J. Perrotti, Executive Vice President/CFO of Gleason Corporation, elected to Board of Directors

ELMIRA, N.Y., August 1, 2003 – Hardinge Inc. (NASDAQ: HDNG), a leading producer of advanced material-cutting solutions, today reported a net profit of $0.6 million, or $0.07 per basic and diluted share, for the three months ended June 30, 2003, as compared to a net income of $0.1 million, or $0.02 per basic and diluted share, in the second quarter of 2002. Sales were $47.5 million for the second quarter of 2003, which was 7.7% above the $44.1 million of net sales achieved in the second quarter of 2002.

For the first six months of 2003, Hardinge reported a net profit of $0.5 million, or $0.06 per basic and diluted share, as compared to a net profit of $0.2 million, or $0.03 per basic and diluted share, in the first half of 2002. Net sales for the first six months of 2003 were $88.4 million, an increase of $0.6 million over the net sales of $87.8 million in the first six months of 2002.

J. Patrick Ervin, Chairman, President and Chief Executive Officer, commented, “These positive results are impacted by the incremental sales from Bridgeport knee mill products, and our continuing cost reduction initiatives. In addition to the net income results, we are demonstrating the ability to continue to generate positive operating cash flow with EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, a non-GAAP financial measure often used by investors), which was $4.0 million in the second quarter of 2003 and $6.8 million for the first half of 2003.

The following table summarizes the Company’s June 30, 2003 quarter-to-date and year-to-date sales by geographical region, with comparisons to the same periods in 2002:

	Three Months Ended June 30,			Six Months Ended June 30,
Sales to:	2003	2002	% Change	2003	2002	% Change
North America	$19,746	$17,890	10%	$36,345	$38,351	-5%
Europe	18,737	19,492	-4%	36,703	38,206	-4%
Asia & Other	9,011	6,680	35%	15,348	11,258	36%
	$47,494	$44,062	8%	$88,396	$87,815	1%

These 2003 sales included the positive impact of the weaker U.S. dollar on the conversion of the Company’s European subsidiaries’ sales into U.S. dollars. Viewed in constant dollars at the 2002 exchange rates, the Company’s sales increased by only 0.2% in the second quarter of 2003 as compared to the second quarter of 2002. For year-to-date sales viewed in constant dollars, sales declined by 7.4%. In both cases, the primary impact was on sales in Europe, as described below.

Hardinge’s U.S. sales, although improved, continued to reflect the severely depressed domestic demand for machine tools. The U.S. sales increase was due to an improvement in the Company’s core business, sales of Bridgeport machines and repair parts, and the liquidation of unneeded used and demonstration machines.

The sales figures for Europe were dramatically affected by the positive impact of exchange rates converting foreign units’ sales into U.S. dollars. Viewed in constant dollars, the Company’s European sales declined by 18% in the second quarter of 2003 as compared to the second quarter of 2002. For year-to-date sales viewed in constant dollars, the decline is 17%. These drops in European sales reflect the significant decline in the European markets since the start of 2002.

The following table summarizes the Company’s orders for the three and six months ended June 30, 2003, which improved 13% and 9%, respectively, as compared to the same periods in 2002:

	Three Months Ended June 30,			Six Months Ended June 30,
Orders from Customers in:	2003	2002	% Change	2003	2002	% Change
North America	$21,652	$17,749	22%	$41,269	$37,219	11%
Europe	18,178	15,894	14%	30,785	29,268	5%
Asia & Other	5,390	6,234	-14%	13,970	12,741	10%
	$45,220	$39,877	13%	$86,024	$79,228	9%

Worldwide orders also benefited from the exchange rate changes described previously, which added $2.7 million to orders for the quarter ended June 30, 2003 and $5.6 million to orders for the first half of 2003. As noted with sales previously, the primary impact was on orders in Europe, as described below.

North American orders rose despite a continuing decline in industry-wide orders. The Association for Manufacturing Technology, the machine tool industry’s primary trade group, has recently reported that, for the first five months of 2003, metal-cutting machinery orders from U.S. customers were down 27% from the very depressed level of the same period in 2002. U.S. orders for Hardinge traditional products were better than the overall industry experience and the Company also benefited from new orders for Bridgeport products.

Orders from European customers were dramatically affected by the positive impact of exchange rates converting foreign orders into U.S. dollars. Viewed in constant dollars, the Company’s European orders increased by only 0.2% in the second quarter of 2003 as compared to the second quarter of 2002. For year-to-date orders viewed in constant dollars, orders declined by 9%.

Orders during the second quarter from Asian customers were significantly reduced by the impact of SARS. The Company believes that this region is now returning to normal and anticipates that orders will return to the levels that the Company has experienced during the prior few quarters.

The Company’s June 30, 2003 backlog of $34.2 million was 19% below the June 30, 2002 backlog of $42.3 million and 7% below the $36.7 million backlog at March 31, 2003.

The following table summarizes the Company’s sales by product category for the three and six months ended June 30, 2003, with comparisons to the same periods in 2002:

	Three Months Ended June 30,			Six Months Ended June 30,
Sales of:	2003	2002	% Change	2003	2002	% Change
Machines	$31,373	$29,103	8%	$57,160	$57,901	-1%
Non-machine products & services	16,121	14,959	8%	31,236	29,914	4%
	$47,494	$44,062	8%	$88,396	$87,815	1%

Gross margin was 29.9% of net sales during the second quarter of 2003, as compared to 31.1% in the second quarter of 2002, with much of the change due to lower utilization of the Company’s manufacturing operations, competitive pricing pressures and the sale of lower margin surplus machines discussed previously. For the first half of 2003, gross margin was 30.6% of net sales, as compared to 30.0% during the first half of 2002.

Selling, general and administrative (SG&A) expenses were $12.6 million, or 26.5% of net sales, during the three months ended June 30, 2003, as compared to $12.1 million, or 27.4% of net sales, during the second quarter of 2002. For the first half of 2003, SG&A was $24.7 million, or 28.0% of net sales as compared to $23.8 million, or 27.1% of net sales, during the first six months of 2002.

The impact of translating foreign operations into U.S. dollars increased the 2003 periods’ SG&A by $0.8 million and $1.6 million, respectively.  The decrease without the currency impacts of $0.3 million for the latest quarter and $0.7 million for the entire first half of 2003 resulted from cost cutting efforts taken throughout 2002, partially offset by higher costs of employee benefits in the U.S., largely due to pension and health care.

Interest expense was $0.7 million for the quarter ended June 30, 2003, as compared to $1.0 million in the second quarter of 2002, and $1.5 million for the first half of 2003, as compared to $1.9 million in the first half of 2002. These reductions of 30% and 21%, respectively, were primarily due to reduced average borrowings since June 30, 2002.

Income tax expense was $0.2 million, or 20% of pre-tax income, for the second quarter of 2003, as compared to $0.5 million, or 71% of pre-tax income, in the second quarter of 2002. For the first half of 2003, income tax expense was $0.2 million, or 20% of pre-tax income, as compared to $0.4 million, or 50% of pre-tax income, during the first half of 2002. The Company’s consolidated effective tax rate is often strongly influenced by the mix of taxable income, as profits in countries with lower relative tax rates are offset by taxable losses in the United States and other countries with relatively higher tax rates.

Total debt was $33.2 million at June 30, 2003, as compared to $42.0 million at December 31, 2002 and $33.0 million at March 31, 2003. Net debt, computed as total debt less cash and equivalents, was $29.1 million at June 30, 2003, as compared to $39.8 million at December 31, 2002 and $31.4 million at March 31, 2003.

Mr. Ervin further commented, “We are pleased to post these positive results, given our industry’s conditions, but it is important to add that we do not yet see the long awaited recovery in North American machine tool demand. And, although this latest quarter showed some stabilization in orders from our European customers, albeit at a lower level, we remain cautious with respect to European business. Unfortunately, we do not anticipate that the third quarter will provide good insight into the health of our markets since this quarter has traditionally been the slowest for both our industry, with many customers on scheduled annual shutdowns, and for Hardinge, with our traditional two week summer shutdowns in Elmira, St. Gallen and Biel.

Regarding the Company’s outlook,  Mr. Ervin added that, “We believe that with relatively low interest rates, coupled with President Bush’s Economic Recovery Act which provides powerful tax incentives requiring machinery purchases’ installation by the end of 2004, demand for machine tools in North America should become stronger by early 2004.

“In Hardinge’s case, these factors will be supplemented by our own strong international presence, which will allow us to maximize gains from the stronger Euro, as we compete with European machine tool builders for orders in North America, Europe and Asia. We also expect further market share improvement from our outstanding new products and the now completed integration of the U.S. Bridgeport knee mill and repair parts businesses,”  Mr. Ervin concluded.

The Company also announced the election of Mr. John J. Perrotti to the Company’s Board of Directors and

its Audit & Investment Committees. Mr. Perrotti is currently Executive Vice President and Chief Financial Officer of Gleason Corporation, a global leader in the technology of gearing whose products and services include machinery for the production, finishing and testing of gears. He also serves as Chairman of the Finance Committee for the Association of Manufacturing Technology. Mr. Ervin commented, “We are very pleased to add Mr. Perrotti to our Board. His experience and expertise in corporate management, financial management and the worldwide machine tool industry will benefit us greatly as we go forward.”

The Company will host its usual conference call at 10:00 am today to discuss these results. The call can be accessed via the Internet live or as a replay at www.companyboardroom.com. The archive will be available for replay for 14 days following the call.

Hardinge Inc., founded more than 100 years ago, is an international leader in providing the latest industrial technology to companies requiring material-cutting solutions.  The Company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines and other industrial products.  The Company’s common stock trades on NASDAQ under the symbol “HDNG.”  For more information, please visit the Company’s website at www.hardinge.com.

This news release contains statements of a forward-looking nature relating to the financial performance of Hardinge Inc.  Such statements are based upon information known to management at this time.  The company cautions that such statements necessarily involve uncertainties and risk, and deal with matters beyond the company’s ability to control and in many cases the company cannot predict what factors would cause actual results to differ materially from those indicated.  Among the many factors that could cause actual results to differ from those set forth in the forward-looking statements are fluctuations in the machine tool business cycles, changes in general economic conditions in the U.S. or internationally, the mix of products sold and the profit margins thereon, the relative success of the company’s entry into new product and geographic markets, the company’s ability to manage its operating costs, actions taken by customers such as order cancellations or reduced bookings by customers or distributors, competitors’ actions such as price discounting or new product introductions, governmental regulations and environmental matters, changes in the availability and cost of materials and supplies, the implementation of new technologies and currency fluctuations.  Any forward-looking statement should be considered in light of these factors.  The company undertakes no obligation to revise its forward-looking statements if unanticipated events alter their accuracy.

–  Financial Tables Follow   –

HARDINGE INC.

Income Statements

(Dollars in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net Sales	$47,494	$44,062	$88,396	$87,815
Cost of sales	33,270	30,343	61,375	61,513
Gross profit	14,224	13,719	27,021	26,302

Selling, general and administrative expenses	12,600	12,075	24,724	23,803
Income from operations	1,624	1,644	2,297	2,499

Interest expense	731	1,020	1,542	1,900
Interest (income)	(134)	(111)	(242)	(229)
Income before income taxes and minority interest in consolidated subsidiary and investment of equity company	1,027	735	997	828
Income taxes	239	515	233	375
Minority interest in (profit) of consolidated subsidiary	(224)	(86)	(317)	(226)
Profit in investment of equity company	16	8	36	4
Net income	$580	$142	$483	$231

Basic earnings per share	$.07	$.02	$.06	$.03
Weighted average number of common shares outstanding	8,708	8,693	8,698	8,674

Diluted earnings per share	$.07	$.02	$.06	$.03
Weighted average number of common shares outstanding	8,716	8,700	8,716	8,691

Other financial data:

Gross margin	29.9%	31.1%	30.6%	30.0%
Operating margin	3.4%	3.7%	2.6%	2.8%
Capital expenditures	417	579	866	970
Depreciation and amortization	2,178	2,510	4,276	5,020

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands)

	June 30, 2003	Dec. 31, 2002
	(Unaudited)
Assets
Current assets:
Cash	$4,128	$2,175
Accounts receivable, net	40,830	38,519
Notes receivable, net	6,494	6,333
Inventories	82,808	87,748
Deferred income taxes	4,320	4,243
Income tax receivables		5,795
Prepaid expenses	4,214	3,362
Total current assets	142,794	148,175

Property, plant and equipment:
Property, plant and equipment	158,334	156,815
Less accumulated depreciation	91,731	87,908
	66,603	68,907

Other assets:
Notes receivable	7,878	8,392
Deferred income taxes	9,585	9,268
Intangible pension asset	2,630	2,630
Goodwill	16,771	16,390
Other	2,494	2,523
	39,358	39,203

Total assets	$248,755	$256,285

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets—Continued

(In Thousands)

	June 30, 2003	Dec. 31, 2002
	(Unaudited)
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$11,837	$14,417
Notes payable to bank	1,915	5,351
Accrued expenses	12,431	13,995
Accrued income taxes	2,039	1,150
Deferred income taxes	3,705	3,273
Current portion long-term debt	6,205	6,125
Total current liabilities	38,132	44,311

Other liabilities:
Long-term debt	25,098	30,526
Accrued pension plan expense	18,140	17,356
Deferred income taxes	2,505	2,525
Accrued postretirement benefits	5,776	5,838
Derivative financial instruments	5,292	5,257
Other liabilities	2,426	2,255
	59,237	63,757

Equity of minority interest	2,748	2,431

Shareholders’ equity:
Preferred stock, Series A, par value $.01:
Authorized—2,000,000; issued—none
Common stock, $.01 par value:
Authorized shares—20,000,000
Issued shares—9,919,992 at June 30, 2003 and December 31, 2002	99	99
Additional paid-in capital	60,657	61,139
Retained earnings	106,007	105,612
Treasury shares	(13,968)	(15,068)
Accumulated other comprehensive loss	(2,388)	(4,562)
Deferred employee benefits	(1,769)	(1,434)
Total shareholders’ equity	148,638	145,786

Total liabilities and shareholders’ equity	$248,755	$256,285